Exhibit 99.1

SilverSun Technologies Reports Earnings For Second Quarter

Company Reports Earnings Per Share of $0.52 for Second Quarter; $0.61 for First 6 Months of Year

Livingston, NJ, August 4, 2011 – SilverSun Technologies, Inc. (the “Company”) (OTCQB:  SSNTD), the total solutions provider specializing in business software for the small and medium-sized business market, reported its financial results for its second fiscal quarter and for the six month fiscal period ending June 30, 2011 in a Form 10-Q filed with the Securities and Exchange Commission.

For the fiscal quarter ending June 30, 2011, the Company reported revenue of $2,692,078, as compared to $1,787,425 for the second fiscal quarter of 2010, an increase of 50.6%.

The Company reported, on a consolidated basis, net income of $2,352,531 in the fiscal quarter ending June 30, 2011, as compared to a net loss of $789,416 for the fiscal quarter ended June 30, 2010.

For the first six months of the 2011 fiscal year, the Company reported revenue of $5,453,523, as compared to revenue of $3,616,147 for the first six months of the 2010 fiscal year, an increase of 50.8%.  This increase is due to increased volume of software sales, and increased consulting revenues, which often rise with increased software sales.

Mark Meller, Chief Executive Officer of SilverSun Technologies, stated, “This has been an important quarter for our Company.  We have reduced our total liabilities by $3,661,402, from $6,133,472 on March 30, 2011 to $2,472,070 on June 30, 2011, a reduction of 59.7%.  We have recapitalized the Company, and we now have 4,447,028 shares of common stock outstanding, versus over 8 billion shares of common stock outstanding as of March 30, 2011.”

“The Company’s sales have increased over 50% for the year, and sales for the second quarter are 50% higher than the same period last year.   Our net income of $2,352,531 for the quarter represents an improvement of $3,141,947 from our net loss of $789,416 in the same period last year. Operating income for the second quarter was $84,148, however, this figure includes roughly $60,000 in one-time professional expenses that were incurred in conjunction with our restructuring.  Operating income for the first 6 months of the year was $319,035.”

Meller continued, “Our Company is working hard to achieve its aggressive growth plan.  With organic sales accelerating, significant reduction of our debt, and a profitable operating business, we are well positioned to commence the next phase of our growth strategy, which includes the acquisition of other resellers and proprietary products like our own MAPADOC EDI solution. We have recently appointed Stanley Wunderlich to the Company’s Board of Directors.  Mr. Wunderlich is a highly regarded Wall Street veteran who has been involved in numerous corporate finance transactions, and we anticipate that his expertise will be of great value to the Company in the coming year.   We intend to explore up-listing our common stock on another stock exchange as soon as we meet the eligibility requirements for such listing.  We are excited about the future, and look forward to providing additional guidance on developments in the near future.”

About SilverSun Technologies, Inc.

SilverSun Technologies is involved in the acquisition and build-out of technology and software companies. The Company's growth strategy is to acquire firms in this extensive and expanding, but highly fragmented segment, as it seeks to create substantial value for shareholders. Since June 2004, SilverSun has acquired SWK Technologies, Inc., Business Tech Solutions Group, Inc., Wolen Katz Associates, and AMP-BEST Consulting, Inc. For more information, visit www.treyresources.com, www.swktech.com, www.mapadoc.com, or contact SilverSunTechnologies CEO Mark Meller at (973) 758-9555, by e-mail at mark.meller@swktech.com, or by Twitter at Mark_SSNT .

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.